                                    DVI, INC.
                               SEVERANCE PAY PLAN


                           (Effective January 1, 2000)

                                TABLE OF CONTENTS

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                                                                         PAGE
PART 1.  DEFINITIONS ................................................     1
1.1      Board ......................................................     1
1.2      Cause ......................................................     1
1.3      Change of Control ..........................................     1
1.4      Employee ...................................................     2
1.5      Employer ...................................................     2
1.6      Good Reason ................................................     2
1.7      Plan .......................................................     2
1.8      Plan Administrator .........................................     3
1.9      Plan Year ..................................................     3
1.10     Termination Event ..........................................     3

PART 2.  PARTICIPATION ..............................................     3
2.1      Commencement of Participation ..............................     3
2.2      Eligibility for Regular Severance Benefits .................     3
2.3      Eligibility for Change-of-Control Severance Benefits .......     3
2.4      Work-Through Date ..........................................     4

PART 3.  BENEFITS; FUNDING ..........................................     4
3.1      Regular Severance Benefit ..................................     4
3.2      Change-of-Control Severance Benefits .......................     4
3.3      Retention Bonus ............................................     4
3.4      Plan Not Funded ............................................     5
3.5      Limitation on Payments .....................................     5

PART 4.  FORM AND TIMING OF SEVERANCE PAYMENTS ......................     5
4.1      Severance Payments .........................................     5
4.2      Payments After Death .......................................     5

PART 5.  OTHER PLAN FEATURES ........................................     5
5.1      Assignment of Benefit Prohibited ...........................     5
5.2      Claims .....................................................     6
5.3      Amendment or Termination of Plan ...........................     7

PART 6.  MISCELLANEOUS ..............................................     7
6.1      Governing Law ..............................................     7
6.2      Severability ...............................................     7
6.3      Entire Agreement ...........................................     7
6.4      Successor Employer .........................................     7



                                      -i-
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                                   DVI, INC.
                               SEVERANCE PAY PLAN

         WHEREAS, DVI, Inc. ("DVI"), a Delaware corporation, desires to establish a severance pay plan for the benefit of its eligible employees;

         WHEREAS, the terms of the plan are set forth in this document and are to supersede entirely all prior rules and policies regarding severance benefits, if any;

         WHEREAS, all payments under the plan will be made from general corporate assets of DVI or an affiliated employer;

         WHEREAS, payments under the plan are not contingent, directly or indirectly, upon the retirement of the Employees;

         WHEREAS, in adopting the plan, the Board of Directors of DVI intends for the plan to be legally and contractually binding on DVI even though individual contracts will not be entered into between DVI and the Employees in the plan;

         NOW, THEREFORE, in consideration of the provisions contained herein and intending to be legally bound hereby, DVI adopts the severance pay plan under the following terms and conditions:


                               PART 1. DEFINITIONS

         When the following terms are used in this document with initial capital letters, they shall have the following meanings:

         1.1  Board - the Board of Directors of DVI.

         1.2 Cause - means that an Employee's employment is involuntarily terminated due to one or more of the following events:

          (a) an Employee's act or acts of dishonesty that were intended to result in such Employee's personal enrichment;

          (b) an Employee's conviction of a felony; or

          (c) prior to the occurrence of an event described in Section 1.6 below, an Employee's documented willful and deliberate insubordination, or documented willful malfeasance or willful misconduct in connection with such Employee's employment.

         1.3 Change of Control - a Change of Control shall be deemed to have taken place if:

          (a) any person - including a group of persons acting in concert for the purpose of acquiring, holding, voting or disposing of voting securities of DVI, but excluding DVI and the officers and directors of DVI (but only to the extent acting in that capacity and not when acting in the capacity of shareholders) - becomes the beneficial owner (as beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and any successor rule thereto) of voting securities of DVI having 51 percent or more of the total number of votes that may be cast for the election of directors of DVI; or

          (b) there occurs any cash tender or exchange offer for shares of DVI, merger or other business combination involving DVI, sale of assets of DVI, or any combination of the foregoing transactions, and as a result of or in connection with any such event (including, without limitation, the voluntary resignation of one or more directors) persons who were directors of DVI before the event shall cease to constitute a majority of the board of directors of DVI or any entity successor thereto or to substantially all of the assets thereof; or

          (c) there occurs a merger or other business combination involving DVI, and (ii) the persons who owned the issued and outstanding voting securities of DVI immediately prior to the transaction cease to beneficially own, as a result of this transaction, issued or outstanding voting securities of DVI or any entity successor thereto or substantially all of the assets thereof which entitle the holders thereof to cast a majority of the votes that may be cast in the election of directors.

         1.4 Employee - any individual employed full time (i.e., not less than 32 hours per week) by the Employer within the United States or (to the extent participation is permitted by local law) outside of the United States.

         1.5 Employer - DVI and its majority-owned subsidiaries and joint ventures, including any employer organized outside of the United States (to the extent participation is permitted by local law).

         1.6 Good Reason - means that an Employee terminates his employment as a result of either of the following events occurring after a Change of Control:

          (a) the Employee's annual salary rate as in effect on the day before the Change of Control is reduced;

          (b) the Employer requires such Employee to be based at an office which is at least 35 miles further from his residence than his office on the day before the Change of Control (other than travel reasonably required in the performance of such Employee's responsibilities); or

          (c) the Employee's duties or position is materially and adversely changed in a manner inconsistent with the Employee's training or professional status.



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         1.7 Plan - the DVI, Inc. Severance Pay Plan, as set forth herein and as it may be amended from time to time.

         1.8 Plan Administrator - the Compensation Committee of the Board. The Plan Administrator shall have the responsibility, power, authority, and discretion to supervise and control the operation of the Plan in accordance with its terms. The Plan Administrator shall be the "named fiduciary" of the Plan within the meaning of section 402 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). A majority of the members of the Compensation Committee shall constitute a quorum for the transaction of business related to the Plan. All resolutions or other actions taken by such Committee at any meeting shall be by vote of the majority of the members of such Committee. Resolutions may be adopted and other action taken by the unanimous written consent of all members of such Committee without a meeting of such Committee.

         1.9 Plan Year - the 12-consecutive month period beginning on any January 1 and ending on the following December 31.

         1.10 Termination Event - an event described in Section 2.3(a).



                              PART 2. PARTICIPATION

         2.1 Commencement of Participation. An Employee shall become a participant in the Plan on the later of the effective date of the Plan or the date such Employee commenced employment with the Employer, provided such Employee is not covered by an individual agreement with the Employer providing payments and benefits upon a Change of Control.

         2.2 Eligibility for Regular Severance Benefits. An Employee shall be eligible to receive "Regular Severance Benefits" (as provided in Section 3.1) if such Employee's employment terminates prior to the date of a Change of Control. An Employee whose termination is due to the Employee's disability, death, voluntary termination, or for Cause is not eligible for severance benefits.

         2.3 Eligibility for Change-of-Control Severance Benefits. An Employee is eligible to receive "Change-of-Control Severance Benefits" (as provided in Section 3.2) if he experiences a Termination Event on or after the date he becomes a participant in the Plan, subject to the Work-Through provision as provided in Section 2.4.

               (a) Termination Event. A Termination Event occurs, except as provided in subsection (b) below, if, within one year following the date of a Change of Control, an Employee ceases to be employed by the Employer for either of the following reasons:

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
               (1) the Employer terminates the Employee's employment other than for Cause; or

               (2) if the Employee terminates his employment for Good Reason.

          (b) Terminations Not Qualifying as Termination Events. An Employee is not eligible to receive Change-of-Control Severance Benefits under the Plan if any of the following applies:

               (1) his employment is terminated due to his disability or death;

               (2) the Employer terminates his employment for Cause; or

               (3) he terminates his employment without Good Reason.

         2.4 Work-Through Date. At any time during the 90-day period following a Change of Control, the Employer may condition an Employee's eligibility for Change-of-Control Severance Benefits on such Employee's continued employment with the Employer, upon the Employer's written request, for a period of not more than 180 days after the date the Employer delivers the written request. After the Employer delivers the written request, the Employer may not terminate the Employee prior to the work-through date except for cause. The last day of the period of required employment is the Employee's "work-through date"; provided, however, that the work-through date requirement shall be waived in the event such Employee terminates employment for Good Reason.


                            PART 3. BENEFITS; FUNDING

         3.1 Regular Severance Benefit. If an Employee is terminated other than for Cause and not in the context of a Change-of-Control, he will be entitled to receive Regular Severance Benefits as follows:

             (a) Severance Allowance. . The Employer will pay him a severance allowance in an amount based on his years of service with the Employer and his annual salary rate in effect on the date of termination, up to a maximum of one times such annual salary rate. The specific amount payable for a specific number of years of service and the payment periods is set forth on Exhibit A attached hereto; and

             (b) Medical, Dental, and Life Insurance. The Employer will provide such Employee with group medical, dental plan, and life insurance coverage, paid for by the Employer, that such employee was entitled to as of the date of termination, for a period beginning with the date of termination and continuing over the period for which he receives severance benefits under subsection (a) above; provided, however, that if the plan does not permit continued participation, then DVI shall reimburse the Employee and his family member(s) for the cost of reasonable coverage under personal medical and dental policies.


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
         3.2 Change-of-Control Severance Benefits. If an Employee experiences a Termination Event, he will be entitled to receive severance benefits as follows, subject to Section 3.5:

             (a) Severance Allowance. The Employer will pay him a severance allowance in an amount based on his years of service with the Employer and his annual salary rate in effect on the date of the Termination Event, up to a maximum of one times such annual salary rate. The specific amount payable for a specific number of years of service and the payment periods is set forth on Exhibit A attached hereto.

             (b) Medical, Dental, and Life Insurance. The Employer will provide such Employee with group medical, dental plan, and life insurance coverage, paid for by the Employer, that such employee was entitled to as of the date the Termination Event occurs, for a period beginning with the date of the Termination Event and continuing over the period for which he receives severance benefits under subsection (a) above; provided, however, that if the plan does not permit continued participation, then DVI shall reimburse the Employee and his family member(s) for the cost of reasonable coverage under personal medical and dental policies.

         3.3 Retention Bonus. An Employee who remains employed with the Employer for the 90-day period following the date of a Change of Control will be entitled to receive a bonus in an amount equal to 1/12th of his annual salary rate in effect on the date of the Change of Control. The bonus shall be paid in a single sum as soon as practicable after 90 days following the Change of Control. Should his employment terminate prior to the end of such 90-day period (other than a termination for Cause or without Good Reason), he will receive his salary for the remainder of the 90-day period at the salary rate in effect on the date of termination; but, he will not receive the Retention Bonus.

         3.4 Plan Not Funded. The Employer will not make any contributions to fund this Plan. Any severance payments made pursuant to the Plan will be paid out of the general funds of the Employer. An Employee will not have any secured or preferred interest by way of trust, escrow, lien, or otherwise in any specific assets. An Employee's rights shall be solely those of an unsecured general creditor of the Employer.

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         3.5 Limitation on Payments. Amounts otherwise payable to Employees under the Plan shall be limited to the extent required to avoid the imposition of excise taxes on Employees under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or the disallowance of a deduction to the Employer under section 280G(a) of the Code. Notwithstanding any other provision of the Plan, severance benefits payable under Section 3.2 of the Plan, to the extent they are parachute payments (as defined in section 280G(b)(2) of the Code), shall be modified to the extent necessary so that the aggregate present value (as defined in section 280G(d)(4) of the Code) of such parachute payments payable under the Plan and any other parachute payments payable pursuant to any other plan or agreement between each Employee and the Employer shall be at least one dollar less than three times each Employee's "base amount" (as defined in section 280G(b)(3) of the Code).


                  PART 4. FORM AND TIMING OF SEVERANCE PAYMENTS

         4.1 Severance Payments. Severance payments under Section 3.1 or 3.2 will be paid in accordance with the payroll practices of the Employer in effect at the time of termination of employment.

         4.2 Payments After Death. If any portion of an Employee's severance payments remains unpaid at his death, the remaining amount will be paid in a single sum to the Employee's estate.


                           PART 5. OTHER PLAN FEATURES

         5.1 Assignment of Benefit Prohibited. No severance benefits under this Plan shall be subject in any manner to anticipation, alienation, assignment (either at law or in equity), encumbrance, garnishment, levy, execution, or other legal or equitable process.

         5.2 Claims. If an Employee believes he may be entitled to benefits under the Plan that he has not received, or if he disagrees with any determination that has been made, he should follow the following procedure:

             (a) Making a Claim. An Employee's claim must be written and must be delivered to the Plan Administrator. The Plan Administrator will approve or disapprove the claim within 30 days following the receipt of the necessary information, unless special circumstances require more time. If more time is required, written notice of the extension will be forwarded to the Employee before the extension begins. In no event will the extension exceed 60 days after the Plan Administrator receives the claim. If the claim is wholly or partially denied, the Employee will receive a written notice specifying: (i) the reasons for denial; (ii) the Plan provisions on which the denial is based; and (iii) any additional information needed from the Employee in connection with the claim and the reason such information is needed. The Employee also will receive a copy of paragraph (b) below concerning his right to request a review.

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
             (b) Requesting Review of a Denied Claim. The Employee may request that a denied claim be reviewed. The Employee's request for review must be written and must be delivered to the Plan Administrator within 60 days after the Employee receives the written notice that his claim was denied. The Employee's request for review may (but is not required to) include issues and comments the Employee wants considered in the review. The Employee may examine pertinent Plan documents by asking the Plan Administrator. The Plan Administrator will act upon the appeal within 30 days after receiving it, unless special circumstances require more time. If more time is required, written notice of the extension will be forwarded to the Employee before the extension begins. In no event will the extension exceed 60 days after the Plan Administrator receives the appeal. The decision will be in writing and will specify the Plan provisions on which it is based.

             (c) Arbitration. In the event any controversy or claim arising out of or relating to the Plan or the breach, termination, or validity thereof is not resolved pursuant to subsection (a) above or subsection (b) above, such controversy or claim shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The parties shall share equally the costs of arbitration.

             (d) In General. This Section shall be the sole method in which controversies or claims under this Plan shall be determined. All decisions on claims and on review of denied claims under subsections (a) and (b) above will be made by the Plan Administrator. The Plan Administrator may, in its discretion, hold one or more hearings. If the Employee does not receive a decision within the specified time, the Employee may assume the claim was denied or re-denied on the date the specified time expired. The Plan Administrator shall have the sole discretion to carry out its duties under the Plan, to construe and interpret the provisions of the Plan, and to determine all questions concerning benefit entitlements, including the power to construe and determine disputed or doubtful terms. To the maximum extent permissible under law, the Plan Administrator's determinations on all such matters shall be final and binding on all persons involved.

         5.3 Amendment or Termination of Plan. DVI, by written action of the Board, reserves the right to amend the Plan or to terminate the Plan at any time, provided that no such amendment or termination shall impair an Employee's rights under the Plan if (i) a Change of Control occurs before the date of such amendment or termination or (ii) if such amendment or termination occurs in contemplation of an imminent Change of Control or pursuant to the request of any party involved with an imminent Change of Control. If the Plan is amended or terminated, all Employees will be so notified.

                              PART 6. MISCELLANEOUS

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         6.1 Governing Law. The law of the State of Delaware shall be the controlling state law in all matters relating to the Plan (without reference to principles of conflict of laws), and shall apply to the extent it is not preempted by ERISA.

         6.2 Severability. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision, and the Plan shall be construed and enforced as if such provision had not been included.

         6.3 Entire Agreement. This Plan contains the entire agreement by the Employer with respect to the subject matter hereof. No modification or claim of waiver of any of the provisions hereof shall be valid unless in writing and signed by the party against whom such modification or waiver is sought to be enforced.

         6.4 Successor Employer

             (a) Assumption of Plan. DVI shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of DVI to assume and agree to perform this Plan. Such successor shall perform in the same manner and to the same extent that DVI would have been required to perform if no such succession had taken place. If DVI fails to obtain such assumption and agreement prior to the effective date of any such succession (the "Succession Date"), the failure will be a breach of this Plan. Such breach shall entitle each Employee to the benefits described in Section 3.2 and to the bonus described in Section 3.3 as if a Change of Control had occurred on the day before such Succession Date and as if a Termination Event had occurred on the Succession Date.

             (b) Form of Payment. If DVI breaches this Plan under subsection (a) above, the gross amount of the payments described in Sections 3.2 and 3.3 shall be paid in a single sum to each Employee within 10 days after the Succession Date. In addition, DVI shall in good faith pay a single-sum estimate of the cost of reasonable coverage for the Employee and his family member(s) under personal medical policies for the entire period described in Section 3.2(b). DVI shall pay such estimate to the Employee within 10 days after the Succession Date.

         IN WITNESS WHEREOF, DVI, Inc. has caused this Plan to be duly executed this ____ day of ________________________, 2000.

Attest:                                  DVI, INC.



_________________________                By:______________________________
   Melvin C. Breaux,                            Michael A. O'Hanlon,
   Secretary                                    President

                    DVI, INC. SEVERANCE PAY PLAN - EXHIBIT A



PLAN PURPOSE
The Severance Pay Plan is intended to assist eligible employees whose employment ends for other than Cause and Change of Control.


PLAN EFFECTIVE DATE
The Severance Pay Plan is in effect February 1, 2000.


WHO IS ELIGIBLE
You are eligible for Severance Pay Plan benefits if you are a full-time employee of DVI, whose employment is terminated for one of the reasons indicated below. The Plan covers all employees of DVI and it's majority- owned subsidiaries.


HOW THE PLAN WORKS
The Plan will provide severance pay benefits and continued group medical and life insurance benefits to all eligible employees, if employment ends for one of the following:

     -    Involuntary termination other than for Cause

     -    Reduction in force

     -    Resignation for Good Reason after Change-in-Control

You will not qualify for any benefit if employment ends under circumstances, such as:

     - Termination for Cause (unsatisfactory performance, misconduct, neglect of duties, etc.)

     -    Voluntary resignation without Good Reason

     -    Retirement

     -    Death

     -    Become eligible for Long-Term Disability Plan benefits

Your benefit will be reduced by: - All deductions required by the law.

     -    Sick Pay

     -    Disability benefits

     -    Income tax or other amounts withheld by law

YOUR BENEFIT AMOUNT
The Plan benefit amount is adjusted upward for years of service in accordance with the following table:


                                  YOUR MONTHLY BENEFIT AMOUNT

                   SEVERANCE ONLY(i)       CHANGE OF CONTROL                           CHANGE OF CONTROL
                                                                                       PLUS SEVERANCE(ii)
--------------------------------------------------------------------------------------------------------
   EMPLOYED                                STAY PERIOD(iii)        BONUS
< 180 days                 2                     3                    1                     6
181 - 1 year               3                     3                    1                     7
1 - 1.5 years              4                     3                    1                     8
1.6 - 2 years              5                     3                    1                     9
2 - 3 years                6                     3                    1                    10
3 - 4 years                8                     3                    1                    12
4 - 5 years                10                    3                    1                    14
5 - 6 years                11                    3                    1                    15
6 - 7 years                12                    3                    1                    16
7 - 8 years                12                    3                    1                    16
8 +                        12                    3                    1                    16


(i) SEVERANCE ONLY: Employee receives Severance Only if termination for other than Cause and no Change of Control has occurred.

(ii) CHANGE OF CONTROL PLUS SEVERANCE: Employee receives total amount of the Severance Only plus Change of Control amounts as they apply.

(iii) STAY PERIOD: Assumes Change of Control. Employee guaranteed 90 days from date of Change of Control. Explanation: After 90 days, Employee is entitled to Bonus (one months salary) paid shortly after 90th day plus Severance Pay. If employee is terminated before 90 days, Employee is entitled to balance of 90 days salary and Severance Pay, but no Bonus Payment.

HOW PAYMENTS ARE MADE
Your payments will be made in a number of periodic installments paid through the payroll department. The number and timing of such payments will be provided through the existing payroll system used by the Employer.

If you die before you receive your entire benefit, DVI will pay the remainder in a lump sum payment to your estate.

NOTE: Your employment ends on or before the date Severance Plan payments begin. Severance Plan payments are not to be construed as an employment continuation.

WHEN BENEFITS END
You will stop receiving benefits if:

     -    You have received all payments to which you are entitled.

     -    You are reemployed by DVI or an eligible affiliate


WRITTEN RELEASE
DVI will require you to complete a written release before making any severance payments to you.

PLAN DOCUMENT
You are entitled to receive a copy of the DVI, Inc. Severance Pay Plan upon request to the DVI Human Resources Department Manager.